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                                                      INTERNATIONAL PAPER PLAZA
                                                      400 ATLANTIC STREET
                                                      STAMFORD, CT 06921

News Release

Media Contact:    Jennifer Boardman,  203-541-8407
--------------    Stacy Wygant, 901-419-4084

Analyst Contact:  Darial Sneed, 203-541-8541
----------------  Brian Turcotte, 203-541-8632


       International Paper Announces Favorable Verdict in Insurance Trial;
             Jury Decision a Positive Step Toward Insurance Recovery
                 of Payments Made Under Class Action Settlement

Stamford, Conn. -- July 15, 2003 -- International Paper (NYSE: IP) today announced that a California Superior Court jury has returned a favorable decision in a lawsuit brought by International Paper against 22 insurers. In this case, International Paper seeks indemnification from these insurers for payments resolving property owners' claims under the 1998 Judy Naef v. Masonite and International Paper class action settlement. That settlement relates to certain exterior siding products manufactured by International Paper's formerly-owned business, Masonite Corporation. International Paper has paid approximately $485 million in exterior siding claims through June 30, 2003 under the class action settlement. Of this $485 million, approximately
$470 million was at issue in the California trial. The jury determined that $383 million of International Paper's payments to settle these claims are covered by its insurance policies. The next phase of the case will determine how much of the $383 million will be allocated to the policies issued by insurance companies that are defendants in this case. The company is unable at this time to estimate the amount it will ultimately recover from the defendants in the California lawsuit, but is pleased with the results in the first phases of the case.

The company anticipates that the California court will also make a determination about indemnification for future claims, based on this verdict. In addition, the company will be pursuing indemnification from other insurance carriers in arbitration proceedings as required by the policies. The company cannot predict at this time the amount it will ultimately recover in connection with arbitration proceedings with these insurance carriers. To date, the company has received $94 million from nine insurance companies other than the defendants in this case, and one of those insurance companies has agreed to pay International Paper an additional $10 million in 2004.

In 2001, Masonite's exterior siding business was closed, and International Paper subsequently sold Masonite Corporation to Premdor Inc. International Paper retained liability for claims under the Naef class action settlement. Details of this settlement are described in the company's 2002





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annual report and its subsequent quarterly report for the first quarter of
2003, which have been filed with the Securities and Exchange Commission.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative'r' (SFI'sm') program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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Statements in this press release that are not historical in nature may constitute forward-looking statements. These statements reflect the current views of International Paper with respect to future events and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include, among other things, future determinations by the court in the company's litigation against certain of its insurers, including but not limited to, allocation determinations made by the court among the defendant insurance companies, the impact on relevant calculations of amounts previously received in settlement, results of future settlement agreements and future arbitrations, the impact of future proceedings, including appeals, on determinations made to date by triers of fact or the court, and the future financial condition of insurers at the time amounts, if any, are required to be paid by such insurers.